UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	August 14, 2007

Jo-Ann Stores, Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Ohio	001-06695	34-0720629
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

5555 Darrow Rd., Hudson, Ohio		44236
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	(330) 656-2600

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e) On August 14, 2007, the Compensation Committee of the Board of Directors of Jo-Ann Stores, Inc. (the "Company") approved Split Dollar Insurance Agreements between the Company and each of Mr. Darrell Webb, the Company’s President and Chief Executive Officer (the "Webb Agreement") and Mr. Travis Smith, the Company’s Executive Vice President, Merchandising and Marketing (the "Smith Agreement") (collectively, the "Agreements").

The Agreements provide that the Company shall maintain life insurance policies acquired by the Company on the life of Mr. Webb (the "Webb Policy") and Mr. Smith (the "Smith Policy") (collectively, the "Policies") from insurance companies selected by the Company, shall pay the premiums on the Policies when due, and shall be designated as sole owner of the Policies subject to the payments described below.

Upon the death of Mr. Webb, while the Webb Agreement remains in effect, the proceeds of the Webb Policy shall be paid as follows: i) to Mr. Webb's designated beneficiary or beneficiaries, the amount of Seven Hundred Fifty Thousand ($750,000) dollars, and ii) to the Company, an amount equal to the balance, if any, of the proceeds of the Webb Policy, and of any paid-up additional insurance purchased through dividend reinvestment, if any, after payment of the applicable amount to Mr. Webb's designated beneficiary or beneficiaries.

The Smith Agreement provides for similar benefits except that the Smith Policy provides that Mr. Smith's designated beneficiary or beneficiaries shall receive Six Hundred Thousand ($600,000) dollars.

The Agreements will terminate automatically upon the termination of Mr. Webb's or Mr. Smith's employment, as the case may be.

Copies of the Agreements are attached as Exhibits 10.1 and 10.2 to this Current Report on Form 8-K.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Jo-Ann Stores, Inc.

August 20, 2007	By:	/s/ David Goldston

Name: David Goldston
Title: Senior Vice President, General Counsel and Secretary

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Exhibit Index

Exhibit No.	Description

10.1	Split Dollar Insurance Agreement dated August 14, 2007 between Jo-Ann Stores, Inc. and Darrell Webb
10.2	Split Dollar Insurance Agreement dated August 14, 2007 between Jo-Ann Stores, Inc. and Travis Smith